Exhibit 99.1
2006-2
Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344
COOPER CAMERON FOURTH QUARTER EARNINGS TOTAL $0.47 PER SHARE;
REVENUES, NET INCOME, ORDERS, BACKLOG ALL SET NEW RECORDS IN 2005
•	Quarter’s diluted earnings per share total $0.47 versus $0.27 a year ago
•	Full-year diluted earnings per share total $1.52, compared with $0.88 in 2004
•	2005 orders total $3.46 billion; backlog reaches record level at $2.16 billion
HOUSTON (January 31, 2006) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $54.7 million, or $0.47 per diluted share, for the quarter ended December 31, 2005, compared with net income in the prior year’s fourth quarter of $28.9 million, or $0.27 per diluted share. (Per share data for all prior periods has been revised to reflect a 2-for-1 stock split effective December 15, 2005.)
Revenues up 35 percent for quarter, 20 percent for year; net income up 81 percent for year
     Revenues for the fourth quarter of 2005 were $738.5 million, up 16 percent from the third quarter of this year, and 35 percent above fourth quarter 2004’s $547.2 million, with all three business segments contributing to the revenue increase. Revenues for the year were a record $2.52 billion, up approximately 20 percent from 2004’s $2.09 billion, with increases in all three segments. Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that the Company’s revenue increases are being driven by a combination of strong markets and acquisitions.
     Net income for the year ended December 31, 2005 was the highest in the Company’s history at $171.1 million, or $1.52 per diluted share. This compares with 2004 net income of $94.4 million, or $0.88 per diluted share, which included a non-cash after-tax write-off of debt issuance costs of $4.6 million, or $0.04 per diluted share and $2.7 million, or $0.03 per diluted share, for the write-down of a technology investment.

Orders, year-end backlog reach record levels
     Orders booked during the fourth quarter of 2005 totaled $786 million, up 23 percent from a year ago, as orders for each of the Company’s three divisions were higher than in the fourth quarter of 2004.
     Total orders for full-year 2005 were $3.46 billion, up 72 percent from 2004’s $2.01 billion. Erikson noted that Cameron’s $2.30 billion and Cooper Cameron Valves’ (CCV) $711 million were records for total orders in those divisions, surpassing the records set in 2004, and helped drive their backlogs to new highs. Orders in the second quarter of 2005, aided by the booking of the Akpo project, totaled more than $1.1 billion and were the highest for a single quarter in the Company’s history.
     At year-end 2005, total backlog was $2.16 billion, more than double the $1.00 billion of a year ago, with CCV’s backlog reflecting approximately $252 million added through the Dresser acquisition. Both Cameron’s and CCV’s backlogs, as well as the Company’s consolidated backlog, are at the highest levels in their history.
Free cash flow generation remains healthy
     Erikson said that Cooper Cameron’s free cash flow (net cash provided by operating activities less capital expenditures) totaled $275 million during 2005, compared with approximately $142 million in 2004. “Capital spending for 2005 was approximately $78 million,” he said, “and we spent about $329 million on acquisitions during the year, all paid for with cash. We anticipate that during 2006, our divisions will again generate more than enough cash to fund our capital spending needs and day-to-day cash requirements.” Erikson noted that he expects capital expenditures to increase to approximately $130 to $150 million during the year as the Company embarks on a significant program to upgrade its machine tools, manufacturing technologies, processes and facilities in order to improve efficiency and address current and expected market demand for Cooper Cameron’s products.
Dresser acquisition closed
     Erikson said the Company closed on substantially all of the businesses acquired from the Flow Control segment of Dresser, Inc. as of December 1, 2005, and closed on the remaining piece in early January 2006. “We are well under way with the integration of this, the largest acquisition we have made to date, into the CCV operations.” Erikson said. “Given the long-term opportunities imbedded in these businesses, we have decided to significantly accelerate the pace of the consolidation, and we now expect to recognize approximately $55 million of related expenses during 2006, of which approximately $36 million will be cash. This should represent the vast majority of the costs required to complete the integration.”

Financial condition remains solid in wake of active acquisition year
     “Our debt, net of cash and cash equivalents, at year-end was $89 million, and the ratio of this net debt-to-capitalization decreased from 16.3 percent at year-end 2004 to 5.3 percent at year-end 2005,” Erikson said. He also noted that as a result of the Company’s level of spending on acquisitions during the year, Cooper Cameron repurchased fewer shares of its common stock than in recent periods. The Company spent $9.4 million to buy about 329,000 shares during the year at an average price of approximately $28.56 (after giving effect to the 2-for-1 stock split effective December 15, 2005), compared with share repurchases in 2004 totaling $95.3 million.
Earnings expectations for 2006 reflect current market strength, activity
     Erikson said the Company currently expects 2006 earnings to be approximately $1.70 to $1.80 per diluted share, including charges of approximately $0.10 per share for equity- and option-based compensation, and charges of approximately $0.30 per share for expenses related to the integration of the Dresser acquisition. “Our 2006 results will be a function of our ability to turn our record backlog into revenues on a timely and profitable basis, and our progress in integrating the Dresser businesses,” Erikson said. “Our performance will also depend, to a great extent, on whether current activity levels in shorter-cycle business across our product lines prove to be sustainable.”
     Erikson noted that the costs related to the accelerated integration of the Dresser acquisition reflect a couple of changes in the Company’s original approach to the process. “First, we have determined that certain of the acquired businesses will be shut down earlier than we had originally anticipated, primarily because they are incurring losses,” Erikson said. “Second, we will proceed with the shutdown of certain of our other facilities that are no longer needed as a result of the acquisition, and we will recognize the related costs as a part of the overall restructuring efforts. This will have the effect of reducing the near-term earnings contribution from the acquired businesses, but we expect it to result in a significant improvement in our profitability in 2007 and beyond.”
     Erikson also noted that he expects Cooper Cameron’s first quarter 2006 earnings per diluted share to be approximately $0.32 to $0.34. “This guidance includes integration costs of approximately $0.06 per share, as well as operating losses at two of the acquired Dresser locations of approximately $0.03 per share,” he said. “These two operations are currently being restructured, and their financial performance is expected to improve materially over the balance of the year and into 2007.” Erikson said the Company’s actual results will be dependent on the execution of current projects in backlog, success in the integration process and the pace of activity in the markets served by the Company’s divisions, particularly Cameron and CCV.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.
# # #
Website: www.coopercameron.com
     In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, order levels, revenues, earnings and equity compensation charges of the Company (including first quarter and full year 2006 earnings per share estimates), as well as expectations regarding margins, profitability, capital spending, cash flow and costs associated with the restructuring and consolidation of the Dresser acquisition, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.
     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cooper Cameron Corporation
Unaudited Consolidated Results of Operations1
($ and shares in millions except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Cameron	$428.7	$350.3	$1,507.8	$1,402.8
Cooper Cameron Valves	200.4	98.6	625.1	350.1
Cooper Compression	109.4	98.3	384.9	339.9

Total revenues	738.5	547.2	2,517.8	2,092.8

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	516.2	402.8	1,796.3	1,560.3
Selling and administrative expenses	112.4	81.0	381.2	300.1
Depreciation and amortization	20.9	22.6	78.4	82.8
Non-cash write-down of technology investment	—	—	—	3.8
Interest income	(4.3)	(1.6)	(13.1)	(4.9)
Interest expense	2.9	3.0	12.0	17.8

Total costs and expenses	648.1	507.8	2,254.8	1,959.9

Income before income taxes	90.4	39.4	263.0	132.9
Income tax provision	(35.7)	(10.5)	(91.9)	(38.5)

Net income	$54.7	$28.9	$171.1	$94.4

Basic earnings per common share	$0.48	$0.27	$1.55	$0.89

Diluted earnings per common share	$0.47	$0.27	$1.52	$0.88

Average common shares outstanding	114.3	106.2	110.7	106.5

Average shares utilized in diluted calculation	117.1	107.9	112.6	107.7

EBITDA:
Cameron	$73.9	$48.6	$222.6	$170.1
Cooper Cameron Valves	37.0	11.7	118.3	50.0
Cooper Compression	12.8	12.4	42.1	41.5
Other	(13.8)	(9.3)	(42.7)	(33.0)

Total	$109.9	$63.4	$340.3	$228.6

[1] Basic and diluted shares utilized in the calculation of earnings per share and per share amounts have been revised to reflect the 2-for-1 stock split effective December 15, 2005.

Cooper Cameron Corporation
Consolidated Balance Sheets
($ millions, except shares and per share data)

	December 31,	December 31,
	2005	2004
	(unaudited)
Current Assets:
Cash and cash equivalents	$362.0	$227.0
Receivables, net	574.1	424.8
Inventories, net	705.8	454.7
Other	86.2	98.8

Total current assets	1,728.1	1,205.3

Plant and equipment, net	525.7	478.6
Goodwill	577.0	415.1
Other assets	267.8	257.4

Total Assets	$3,098.6	$2,356.4

Current Liabilities:
Current portion of long-term debt	$6.5	$7.3
Accounts payable and accrued liabilities	891.5	516.9
Accrued income taxes	23.9	4.0

Total current liabilities	921.9	528.2

Long-term debt	444.4	458.4
Postretirement benefits other than pensions	40.1	42.6
Deferred income taxes	39.1	40.4
Other long-term liabilities	58.3	58.6

Total liabilities	1,503.8	1,128.2

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 115,629,117 shares issued and outstanding at December 31, 2005 (54,933,658 pre 2-for-1 split shares issued at December 31, 2004)	1.2	0.5
Capital in excess of par value	1,113.0	948.7
Retained earnings	443.1	272.0
Accumulated other elements of comprehensive income	37.5	95.0
Less: Treasury stock, 1,795,843 pre 2-for-1 split shares at December 31, 2004	—	(88.0)

Total stockholders’ equity	1,594.8	1,228.2

Total Liabilities and Stockholders’ Equity	$3,098.6	$2,356.4

Cooper Cameron Corporation
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$54.7	$28.9	$171.1	$94.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15.8	19.0	64.0	70.1
Amortization	5.1	3.6	14.4	12.7
Write-off of unamortized debt issuance costs associated with retired debt	—	—	—	6.8
Non-cash restricted stock compensation	1.3	—	2.8	—
Non-cash write-down of investments	2.5	—	2.5	3.8
Deferred income taxes and other	10.3	(20.6)	34.1	(14.7)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(58.7)	(6.4)	(80.7)	(44.3)
Inventories	(47.7)	13.9	(137.4)	76.2
Accounts payable and accrued liabilities	85.4	17.5	255.2	(9.1)
Other assets and liabilities, net	(0.4)	12.6	26.1	(0.7)

Net cash provided by operating activities	68.3	68.5	352.1	195.2

Cash flows from investing activities:
Capital expenditures	(33.7)	(19.3)	(77.5)	(53.5)
Acquisitions, net of cash acquired	(204.4)	(78.2)	(328.6)	(171.0)
Sales of short-term investments	—	—	—	22.0
Other	—	—	5.5	10.2

Net cash used for investing activities	(238.1)	(97.5)	(400.6)	(192.3)

Cash flows from financing activities:
Loan borrowings (repayments), net	(0.3)	(4.4)	(2.3)	(5.0)
Issuance of long-term senior and convertible debt	—	—	—	437.9
Redemption of convertible debt	—	—	(14.8)	(443.9)
Debt issuance costs	—	—	—	(6.5)
Purchase of treasury stock	—	(12.6)	(9.4)	(95.3)
Activity under stock option plans and other	56.5	9.8	219.0	42.0

Net cash provided by (used for) financing activities	56.2	(7.2)	192.5	(70.8)

Effect of translation on cash	15.2	5.4	(9.0)	2.8

Increase (decrease) in cash and cash equivalents	(98.4)	(30.8)	135.0	(65.1)

Cash and cash equivalents, beginning of period	460.4	257.8	227.0	292.1

Cash and cash equivalents, end of period	$362.0	$227.0	$362.0	$227.0

Cooper Cameron Corporation
Unaudited Orders and Backlog
($ millions)
Orders

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Cameron	$460.5	$452.9	$2,301.1	$1,274.4
Cooper Cameron Valves	228.6	97.0	710.8	365.7
Cooper Compression	97.0	89.1	449.8	369.3

Total	$786.1	$639.0	$3,461.7	$2,009.4

Backlog

	December 31,	December 31,
	2005	2004
Cameron	$1,503.6	$752.9
Cooper Cameron Valves	469.0	122.9
Cooper Compression	183.2	124.2

Total	$2,155.8	$1,000.0

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended December 31, 2005
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$62.8	$30.9	$10.0	$(13.3)	$90.4
Depreciation & amortization	11.1	6.1	2.8	0.9	20.9
Interest income	—	—	—	(4.3)	(4.3)
Interest expense	—	—	—	2.9	2.9

EBITDA	$73.9	$37.0	$12.8	$(13.8)	$109.9

	Three Months Ended December 31, 2004
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$34.5	$8.0	$8.3	$(11.4)	$39.4
Depreciation & amortization	14.1	3.7	4.1	0.7	22.6
Interest income	—	—	—	(1.6)	(1.6)
Interest expense	—	—	—	3.0	3.0

EBITDA	$48.6	$11.7	$12.4	$(9.3)	$63.4

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Twelve Months Ended December 31, 2005
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$178.9	$101.5	$26.7	$(44.1)	$263.0
Depreciation & amortization	43.7	16.8	15.4	2.5	78.4
Interest income	—	—	—	(13.1)	(13.1)
Interest expense	—	—	—	12.0	12.0

EBITDA	$222.6	$118.3	$42.1	$(42.7)	$340.3

	Twelve Months Ended December 31, 2004
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$118.8	$37.8	$24.6	$(48.3)	$132.9
Depreciation & amortization	51.3	12.2	16.9	2.4	82.8
Interest income	—	—	—	(4.9)	(4.9)
Interest expense	—	—	—	17.8	17.8

EBITDA	$170.1	$50.0	$41.5	$(33.0)	$228.6

	Free Cash Flow
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net cash provided by operating activities	$68.3	$68.5	$352.1	$195.2
Capital expenditures	(33.7)	(19.3)	(77.5)	(53.5)

Free cash flow	$34.6	$49.2	$274.6	$141.7